Exhibit 10.21
BIG BEND EQUITIES INC.
(the “Landlord”)
-and-
LULULEMON ATHLETICA INC.
(the “Tenant”)
LEASE OF INDUSTRIAL SPACE
BUILDING: Glenwood 3—5595 Trapp Avenue, Burnaby, British Columbia

LEASE OF INDUSTRIAL SPACE
This Lease made as of the 15th day of December, 2006.
BETWEEN:
BIG BEND EQUITIES INC.
(the ‘Landlord”)
and
LULULEMON ATHLETICA INC.
(the “Tenant”)
IN CONSIDERATION of the mutual covenants hereinafter contained, the Landlord and the Tenant hereby agree as follows:
ARTICLE 1 — BASIC TERMS, SPECIAL PROVISIONS, DEFINITIONS AND SCHEDULES
1.1	The basic terms of this Lease are:

(a) Premises:	Units #105 to #109, inclusive, at 5595 Trapp Avenue, Burnaby, British Columbia (inclusive of approximately 2,000 square feet of structural mezzanine area)

(b) Rentable Area of Premises:	approximately 50,438 square feet (inclusive of approximately 2,000 square feet of structural mezzanine area)

(c) Term:	10 years commencing on the Commencement Date and ending on June 30, 2017

(d) Commencement Date:	July 1, 2007

(e) Base Rent:

Lease Year	Per Sq. Ft.	Per Annum	Per Month

1 to 5	$8.00	$403,504.00	$33,625.33
6 to 10	$8.20	$413,591.60	$34,465.97

(f) Permitted Use:	A distribution warehouse and related offices.

(g) Deposit:	$35,642.85 (inclusive of GST), to be applied towards the first monthly installments of Base Rent and Occupancy Costs payable by Tenant hereunder until applied in full.

(h) Renewal Term:	Two rights to renew for two renewal terms of 5 years each.

(i) Addresses for Notices:

Tenant Address	2285 Clark Drive Vancouver, BC V5N 3G9
Facsimile Number	604-874-6124

Landlord Address	c/o Realty Advisors (B.C.) Ltd. Suite 600, 789 West Pender Street Vancouver, B.C. V6C 1H2 Attention: Property Manager and VP, Property Management

Facsimile number:	(604) 684-9122

(j) Special Provisions:	See Schedule H
The Landlord and the Tenant agree to the foregoing basic terms. Each reference in this Lease to any of the basic terms shall be construed to Include the provisions set forth above as well as all of the additional terms and conditions of the applicable Articles and Sections of this Lease where such basic terms are more fully set forth.
DEFINITIONS
1.2	In this Lease:
(a)	“Architect” means such firm of professional architects, engineers, surveyors, space planners and interior designers as the Landlord may select from time to time engaged for preparation of construction drawings for the Building or for general supervision of architectural and engineering aspects and operations thereof or for the measurement of the Building of part or parts thereof and includes any consultant(s) from time to time appointed by the Landlord or Architect whenever such consultant(s) Is acting within the scope of his appointment and speciality;

(b)	“Article” means an article of this Lease and “Section” means a Section of this Lease;

(c)	“Base Rent” means the amount payable by the Tenant to the Landlord as set forth in Section 1.1(e) in respect of each year of the Term or any portion thereof in accordance with Sections 4.1 and 4.5;

(d)	“Building” means the building known as “Glenwood 3” in which the Premises are located and which is situate on the Lands;

(e)	“Capital Tax” means an amount allocated by the Landlord, acting reasonably, to the Building in respect of taxes, rates, duties and assessments presently or hereafter levied, rated, charged or assessed from time to time upon the Landlord and payable by the Landlord (or any corporation acting on behalf of the Landlord) on account of the capital that the Landlord has invested in the Building. Capital Tax shall be allocated:
i)	as if the amount of such tax were that amount due if the Building were the only property of the Landlord; and

ii)	on the basis of the Landlord’s determination of the amount of capital attributable to the Building.
Capital Tax also means the amount of any capital or place of business tax levied by any government or other applicable taxing authority against the Landlord with respect to the Building whether known as Capital Tax or by any other name;
(f)	“Commencement Date” means the date set forth in Section 1.1(d);

(g)	“Common Areas” means at any time those portions of the Lands and the Building which are not leased to or occupied by or designated or intended by the Landlord to be leased to or occupied by tenants of the Building and are provided or designated by the Landlord from time to time to be used in common in such manner as the Landlord may, acting reasonably, permit, by the Landlord, the Tenant, and other tenants (or by sublessees, agents, employees, customers or licensees) of the Building, whether or not the same are open to the general public, and shall include any areas used by the Landlord for the maintenance of the Building, building services and facilities, fixtures, chattels, systems. decor, signs, facilities, or landscaping contained therein or maintained or used in connection therewith, common parking lot, common entrances, common corridors, stairways, passageways, sidewalks, exterior pedestrian walks, roofs, driveways, parking areas, common loading and service areas, truck ways, platforms, ramps, garden and landscaped areas and all other common, public or tenant conveniences or appurtenances thereto located on the Lands not leased to or occupied by or installed for the exclusive use of any individual tenant and shall be deemed to include any public facility in respect of which the Landlord is from time to time subject to obligations in its capacity as owner of the Lands and/or the Building. All expenses incurred by the Landlord in maintenance and operation of the Common

Areas shall be included in the definition of “Operating Expenses” set forth in Schedule C attached hereto;
(h)	“Environmental Claim” means all claims, losses, costs, expenses, fines, penalties, payments and/or damages (including, without limitation, all solicitors’ fees on a solicitor and client basis) relating to, arising out of, resulting from or in any way connected with the presence of any Hazardous Substance at the Premises or the Lands or the Building, including, without limitation, all costs and expenses of any investigation, remediation, restoration or monitoring of the Premises, the Lands or the Building and/or any property adjoining or in the vicinity of the Lands or the Building required or mandated by Environmental Law;

(i)	“Environmental Law’ means any law, bylaw, order, ordinance, ruling, regulation, certificate, approval, policy, guideline, consent or directive of any applicable federal, provincial or municipal government, governmental department, agency or regulatory authority or any Court of competent jurisdiction, as well as any common law obligations or requirements, relating to environmental or health and safety matters and/or regulating the generation, import, storage, distribution, labelling, sale, use, handling, transport or disposal of any Hazardous Substance which may be in force from time to time;

(j)	“Fiscal Year” means a twelve month period (all or part of which falls within the Term) from time to time determined by the Landlord, at the end of which the Landlord’s books in respect of the Building are balanced for auditing or taxation purposes;

(k)	“Fixturing Period” has the meaning given in Section 7 of Schedule H;

(l)	“Force Majeure” means any Acts of God, strikes, lockouts, or other industrial relations disturbances, act of the Queen’s enemies, sabotage, war, blockades, insurrections, riots, epidemics, lightning, earthquakes, floods, storms, fires, washouts, nuclear and radiation activity or fallout, arrests and restraints of rules and people, civil disturbances, explosions, breakage of or accident to machinery or stoppage thereof for emergency maintenance or repairs, inability to obtain labour, materials or equipment, any legislative, administrative or judicial action which has been resisted in good faith by all reasonable legal means, any act, omission or event, whether of the kind herein enumerated or otherwise not within the control of the affected party, and which, by the exercise of due diligence such party could not have prevented, but lack of funds on part of such party shall be deemed not to constitute Force Majeure;

(m)	“Hazardous Substance” means:

i)	any materials or substances declared or deemed to be hazardous, deleterious, caustic, dangerous, a dangerous good, toxic, a contaminant, a waste, a source of contaminant, a pollutant or toxic under any Environmental Law;

ii)	any solid, liquid, gas or odor or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that:
A.	endangers the health, safety or welfare of persons or the health of animal life;

B.	interferes with normal enjoyment of life or property; or

C.	causes damage to plant life or to property; and
iii)	any substance which is hazardous to the environment, including persons or property and includes, without limiting the generality of the foregoing, the following:
A.	radioactive materials;

B.	explosives;

C.	any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it is detrimental to its use by man or by any animal, fish or plant;
(n)	“Landlord’s Covenants” means all of the terms, covenants and conditions of this Lease on the part of the Landlord to be observed and performed;

(o)	“Landlord’s Employees” means the Landlord’s directors, officers, employees, servants, agents and those for whom the Landlord is responsible at law;

(p)	“Landlord’s Work” has the meaning given in Schedules E and F and includes the work delineated as Landlord’s Work in Schedules E, F, G and paragraph 12 of Schedule H;

(q)	“Lands” means the lands described in Schedule B attached hereto and the buildings, improvements, equipment and facilities erected thereon or situate therein from time to time, including without limitation, the Building;

(r)	“Lease” means this Lease, any schedules and riders attached hereto, and every properly executed instrument which by its terms amends, modifies or supplements this Lease;

(s)	“Lease Year” means successive 12-month periods with the first Lease Year commencing on the Commencement Date and succeeding Lease Years commencing on each anniversary of such date;

(t)	“Leasehold Improvements” means all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant, or any previous occupant of the Premises, in the Premises and by or on behalf of other tenants in other premises in the Building (including the Landlord if an occupant of the Building), including all partitions and hardware however affixed, and whether or not movable, all mechanical, electrical and utility installations, with the exception only of furniture and equipment not of the nature of a fixture;

(u)	“Normal Business Hours” means the business hours set forth in paragraph 2 of the Rules and Regulations in Schedule D attached hereto;

(v)	“Occupancy Costs” means amounts payable by the Tenant to the Landlord under Section 4.3 and defined in Schedule C attached hereto;

(w)	“Operating Expenses” has the meaning given in Schedule C;

(x)	“Permitted Use” means the use described in Section 1.1(f);

(y)	“Premises” means those premises identified in Section 1.1(a) and shown outlined in heavy black on the plan attached hereto as Schedule A;

(z)	“Proportionate Share” means a fraction which has as its numerator the Rentable Area of the Premises and which has as its denominator the Rentable Area of all buildings on the Lands including the Building;

(aa)	“Real Estate Taxes” has the meaning given in Schedule C;

(bb)	“Rent” means the aggregate of all amounts payable by the Tenant to the Landlord under this Lease;

(cc)	“Rentable Area” of the Premises, the Building or any portion thereof means the area of the Premises, the Building or any portion thereof, as applicable, measured in accordance with the ANSI BOMA 265.1-1996 standard method of floor measurement for industrial buildings;

(dd)	“Tenant’s Covenants” means all of the terms, covenants and conditions of this Lease on the part of the Tenant to be observed and performed;

(ee)	“Tenant’s Employees” means the Tenant’s directors, officers, employees, servants, agents and those for whom the Tenant is responsible at law;

(ff)	“Tenant’s Work” has the meaning given in Schedule E;

(gg)	“Term” means the period of time set out in Section 1.1(c);

(hh)	“Transfer” means those occurrences as set forth in Section 13.1; and

(ii)	“Utilities” means electricity, oil, gas, power, telephone, water, and alt other utilities.
1.3	Schedules: The following schedules are attached to this Lease and are incorporated as part of this Lease by reference thereto:
Schedule A — “Premises”
Schedule B — “Legal Description”
Schedule C — “Occupancy Costs”
Schedule D — “Rules and Regulations”
Schedule E — “Tenant Improvement Guidelines”
Schedule F — “Landlord’s Work and Tenant’s Work”
Schedule G — “Base Building Design Criteria”
Schedule H — “Special Provisions”
ARTICLE 2 — GRANT OF LEASE
2.1	Grant: In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord hereby demises and leases the Premises to the Tenant, and the Tenant hereby leases and accepts the Premises from the Landlord, to have and to hold during the Term and any renewals thereof, subject to the terms and conditions of this Lease.

2.2	Quiet Environment: The Landlord covenants to provide the Tenant with quiet enjoyment and possession of the Premises during the Term and any renewals thereof, subject to the terms and conditions of this Lease.

2.3	Covenants of Landlord and Tenant: The Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by the Landlord under this Lease including the terms and conditions contained in the Schedules hereto. The Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by the Tenant under this Lease including the terms and conditions contained in the Schedules hereto.

2.4	Use of Common Areas: The Tenant shall have the right (in common with others entitled thereto) to the use of the Common Areas, provided that the Landlord shall have the right to make all such changes, improvements, alterations and additions as the Landlord may, from time to time decide in respect of the Common Areas, including, without limitation, the right to change the location and layout of any parking areas, The use of all Common Areas shall be subject to the provisions of this Lease and to the rules and regulations made by the Landlord with respect thereto from time to time.

2.5	Net Lease: The Tenant acknowledges and agrees that, except as otherwise provided in this Lease, and except for exclusions to Operating Expenses and Real Estate Taxes:
(a)	the Base Rent payable under this Lease is absolutely net to the Landlord;

(b)	the Landlord is not responsible for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Premises, or the use or occupancy thereof, or the contents thereof, or the business carried on therein;

(c)	the Tenant shall pay all costs, charges, expenses and outlays of every nature whatsoever arising from or relating to the Premises or the use or occupancy thereof, or the contents thereof, or the business carried on therein; and

(d)	the Landlord shall not be called upon, nor shall the Landlord be obligated, to perform any work on or to the Premises or to correct any condition relating to or arising out of the Premises unless otherwise expressly provided for in this Lease.
ARTICLE 3 — TERM AND POSSESSION
3.1	Term: Notwithstanding Sections 3.2 and 3.3, the Term of this Lease shall be as set forth in Section 1.1(c) unless terminated earlier as provided in this Lease.

3.2	Early Occupancy: If, with the Landlord’s prior written consent, the Tenant begins to conduct business in all or any portion of the Premises before the Commencement Date, the Tenant shall pay to the Landlord on the Commencement Date a rental in respect thereof for the period from the date the Tenant begins to conduct business therein to the Commencement Date, which rental shall be that proportion of Rent for one calendar year which the number of days in such period bears to 365. Except where clearly inappropriate, the provisions of this Lease shall otherwise be applicable during such period.

3.3	Delayed Possession: If the Landlord is delayed in delivering possession of all or any portion of the Premises to the Tenant on or before the commencement of the Fixturing Period and/or the Commencement Date, then unless such delay is principally caused by or attributable to the Tenant, its servants, agents or independent contractors, the date on which the Premises are to be made available to the Tenant for fixturing, the Commencement Date, and the obligation of the Tenant to pay Base Rent and Occupancy Costs and the expiration date of the Term shall be postponed for a period equal to the duration of the delay, This Lease shall not be void or voidable, nor shall the Landlord be liable to the Tenant for any loss or damage resulting from any delay in delivering possession of the Premises to the Tenant, and the deferment of the obligation of the Tenant to pay Base Rent and Occupancy Costs shall be accepted by the Tenant as full compensation for any such delay.

If any delay in the completion of the Landlord’s Work is attributable to the Tenant, its servants, agents or independent contractors, the obligation of the Tenant to pay Base Rent and Occupancy Costs shall not be deferred.
3.4	Acceptance of Premises: Taking possession of all or any portion of the Premises by the Tenant shall be conclusive evidence as against the Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession, subject only to latent defects and to deficiencies (if any) listed in writing in a notice delivered by the Tenant to the Landlord within seven (7) days after the later of the date of taking possession or the Commencement Date,
ARTICLE 4 — RENT AND OCCUPANCY COSTS
4.1	Base Rent: Subject to paragraph 9 of Schedule “H”, the Tenant shall pay to the Landlord Base Rent for the Premises as set forth in Section 1.1(e).

4.2	Adjustment of Base Rent based on Measurement of Rentable Area: The Premises shall be measured by the Architect within 60 days after the Commencement Date, and the Architect’s certificate, as to the Rentable Area of the Premises, shall be conclusive. The Landlord shall deliver a copy of the Architect’s certificate to the Tenant forthwith after receipt thereof and the Rent and any calculation which is subject to Rentable Area shall be appropriately adjusted, if necessary, retroactively to the Commencement Date.

4.3	Occupancy Costs: The Tenant shall pay to the Landlord, at the times and in the manner provided in Section 4.5, the Occupancy Costs determined under Schedule C attached hereto.

4.4	Other Charges: The Tenant shall pay to the Landlord, at the times and in the manner provided in this Lease or, if not so provided, as reasonably required by the Landlord, all amounts (other than that payable under Sections 4.1 and 4.3) which are payable by the Tenant to the Landlord under this Lease.

4.5	Payment of Rent: The Tenant shall deliver to the Landlord on or before the Commencement Date an executed authorization and a voided cheque to enable the Landlord to draw or issue a debit to the Tenant’s designated bank account at the designated branch of the Tenant’s bank or financial institution. Each monthly debit shall be made on the first day of the month in an amount equal to the monthly Base Rent and Occupancy Costs payment and any ancillary agreement such as, without limitation, parking or storage agreements, as it may be adjusted from time to time in accordance with the terms of this Lease, The Tenant shall not terminate the authorization for the Landlord to draw or issue a debit to the Tenant’s bank account. Should the Tenant change banks or financial institutions or branches within the same bank or financial institution during the Term of this Lease, then the Tenant shall deliver a new executed authorization and voided cheque to enable the Landlord to draw or issue a debit to the new account of the Tenant for payment of monthly Base Rent and Occupancy Costs payment. The

Tenant further covenants and agrees to pay promptly, when billed, any amounts due under the terms of this Lease that are not specifically covered by the foregoing monthly debits.

In the event that any debit issued by the Landlord and any cheque issued by the Tenant shall not be honored by the Tenant’s bank or financial institution for any reason, then, in addition to any other remedies the Landlord may have, the Tenant shall pay to the Landlord, upon request, One Hundred Dollars ($100.00) for each occurrence which amount represents the estimated costs of processing the dishonored debit or cheque and re-debiting the Tenant’s account or processing a replacement cheque.

4.6	Payment of Rent — General: All amounts payable by the Tenant to the Landlord under this Lease shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and the Landlord shall have all rights against the Tenant for default in any such payment as in the case of arrears of Rent. Rent shall be paid to the Landlord in legal tender of the jurisdiction in which the Building is located, at the address of the Landlord as set forth in this Lease or at such other address as the Landlord may from time to time designate in writing. The Tenant’s obligation to pay Rent in respect of the Term shall survive the expiration or earlier termination of this Lease.

4.7	No Deduction or Set-off: Except as expressly provided in this Lease, the Tenant shall not under any circumstances be entitled to deduct from or set off from the Rent payable hereunder any amounts that the Tenant may claim to be entitled to from the Landlord. All disputes with respect to amounts the Tenant wishes to claim from the Landlord shall be settled as a matter separate from the Tenant’s obligation to pay Rent.

4.8	Partial Month’s Rent: If the Commencement Date is a day other than the first day of a calendar month, the installment of Base Rent payable on the Commencement Date shall be that proportion of Base Rent which the number of days from the Commencement Date to the last day of the month in which the Commencement Date falls bears to 365. If the Term ends on a day other than the last day of a calendar month, the installment of Base Rent payable on the first day of the last calendar month of the Term shall be that proportion of Base Rent which the number of days from the first day of such last calendar month to the last day of the Term bears to 365.

4.9	Occupancy Costs Payments:
(a)	Prior to the Commencement Date and prior to the beginning of each Fiscal Year thereafter, the Landlord shall compute and deliver to the Tenant a bona fide estimate in writing of the Occupancy Costs for the next ensuing Fiscal Year or portion thereof, if applicable. Without further notice or demand, the Tenant shall pay to the Landlord the amount of the Occupancy Costs in equal monthly instalments, in advance, over the Fiscal

Year or portion thereof, simultaneously with the Tenant’s payments on account of Base Rent
(b)	The Landlord shall keep proper and sufficient records and accounts of all Occupancy Costs and shall deliver to the Tenant as soon as practicable following the end of each Fiscal Year a written statement setting out the amount of Occupancy Costs for such Fiscal Year. The Landlord shall provide the Tenant with further reasonable details concerning such statement upon receipt of a written request from the Tenant If the total monthly instalments of Occupancy Costs actually paid by the Tenant to the Landlord during the Fiscal Year is lower than the amount of the Occupancy Costs payable for the Fiscal Year under Schedule C attached hereto, the Tenant shall pay to the Landlord the difference, without interest, within thirty (30) days after the date on which such statement is received by the Tenant, and if the total monthly instalments of Occupancy Costs actually paid by the Tenant to the Landlord during the Fiscal Year is greater than the amount of Occupancy Costs payable for the Fiscal Year under Schedule C attached hereto, the Landlord shall credit the difference, without interest, against the Tenant’s rental account for the current Fiscal Year and the monthly instalments payable in respect of same shall be reduced accordingly.

(c)	If the Tenant disagrees with the accuracy of Occupancy Costs as set forth in the Landlord’s written statement, the Tenant will nevertheless make payment of Occupancy Costs in accordance with this Lease. Neither party may claim a readjustment in respect of Occupancy Costs for a Fiscal Year if based upon any error of computation or allocation except by notice delivered to the other party within six (6) months after the date of delivery of the statement referred to in Section 4.9(b).

(d)	The Tenant shall have the right, at is sole cost and expense to audit the Landlord’s Real Estate Taxes, and Operating Expenses statements once per calendar year upon giving the Landlord written notice of its desire to so inspect the Landlord’s statements. In this regard, the Tenant agrees that in connection with any such audit, the Tenant will not engage an auditor on a contingency basis.
4.10	Deposit: The Landlord acknowledges receipt from the Tenant of the Deposit in the amount set forth in Section 1.1(g) as partial consideration for this Lease and such sum shall be held and applied by the Landlord without liability for interest in accordance with Section 1.1(g). The Landlord may deliver the Deposit to any purchaser of the Landlord’s interest in the Building and provided the Deposit is applied in accordance with Section 1.1(g), the Landlord shall thereby be discharged of any further liability with respect to such Deposit The Landlord may commingle the Deposit with its own funds and shall not hold the Deposit as a trustee.

4.11	No Deemed Satisfaction: No payment by the Tenant or receipt by the Landlord of a lesser amount than any instalment of payment of the Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any cheque or payment of Rent shall be deemed an accord and satisfaction. The Landlord may accept such cheque or payment without prejudice to the Landlord’s right to recover the balance of such instalment or payment of Rent, or pursue any other remedies available to the Landlord.

4.12	Confidential Information:
(a)	The Tenant shall upon request, provide the Landlord with such information as to the Tenant’s financial standing and corporate organization as the Landlord reasonably requires, save and except contrary to law or not permitted at law, Failure of the Tenant to comply with the Landlord’s request herein shall constitute a default to which Article 21 applies.

(b)	The Landlord shall keep any statement or other information acquired from the Tenant in respect of this Lease strictly confidential and not use any such statement or other information, or permit the same to be used for any purpose except:
(a)	for the purpose of obtaining and securing, from time to time as may be required by the Landlord, mortgage or other financing of the Building or part thereof;

(b)	for the purpose of full disclosure of the affairs and operations of the Building to a prospective purchaser; and

(c)	for other bona tide matters relating directly or indirectly to the tenancy hereby created.
ARTICLE 5 — TAXES
5.1	Landlord’s Taxes: The Landlord shall pay before delinquency (subject to participation by the Tenant by payment of Occupancy Costs under Section 4.3) every real estate tax, property tax, assessment, license fee and other charge (including Real Estate Taxes but excluding the Tenant’s taxes under Section 5.2), which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which Is payable by the Landlord in respect of the Term upon or on account of the Lands or the Building.

5.2	Tenant’s Taxes: The Tenant shall pay or remit before delinquency every tax, assessment, license or privilege fee, excise, gross receipts or sales tax and other charge, however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Term upon or on account of:

(a)	operations at, occupancy of, or conduct of business from the Premises by or with the permission of the Tenant: and

(b)	fixtures or personal properly in the Premises which do not belong to the Landlord, including without limitation, taxes on equipment and machinery of the Tenant;
to the extent that they are not included in Real Estate Taxes.
5.3	No Separate Assessment To the extent that there shall not be a separate assessment made against the Premises for Real Estate Taxes (as defined in Schedule C attached hereto), the Tenant shall pay to the Landlord, in each and every year during the Term, as part of Occupancy Costs, the Tenant’s Proportionate Share of all Real Estate Taxes that are payable by the Landlord in respect of the Term upon or on account of the Lands or the Building, as outlined in Schedule C attached hereto.

5.4	Separate Tax Assessment: If Real Estate Taxes are assessed separately against the Premises, the following provisions shall apply:
(a)	Payment of Taxes: The Tenant shall pay to the Landlord in each and every year during the Term, an amount equal to the Real Estate Taxes separately assessed against the Premises. The Tenant agrees to provide the Landlord, within ten (10) days after receipt by the Tenant, with a copy of all separate tax bills and separate notices of assessment for the Premises and all such other information in connection therewith as the Landlord may reasonably require. If the Landlord requires the Tenant to pay Real Estate Taxes directly to the relevant taxing authority, the Tenant shall promptly deliver to the Landlord receipts evidencing the payment of all such Real Estate Taxes and furnish such other information in connection therewith as the Landlord reasonably requires.

(b)	Taxes on Common Areas: Where the separate assessment levied or made against the Premises does not include a portion of any separate assessment with respect to Common Areas, the Tenant shall, in addition, pay its Proportionate Share of the Real Estate Taxes that have been separately assessed against the Common Areas.
5.5	Alternate Methods of Taxation: If, during the Term, the method of taxation is altered so that the whole or any part of the Real Estate Taxes now levied, rated, assessed or imposed on the Lands or the Building as real estate and improvements are levied, assessed, rated or imposed wholly or partially as a capital levy or on the rents received or otherwise, or if any tax, assessment, levy, imposition or charge, in lieu thereof shall be imposed upon the Landlord, then all such taxes, assessments, levies, impositions and charges shall be included within the Tenant’s obligation to pay its Proportionate Share of Real Estate Taxes that are payable by the Landlord in respect of the Term upon or on account of the Lands or the Building, as set out in this Article.
5.6	Pro-Rata Adjustment: If any taxation year during the Term of the Lease is less than 12 calendar months, the Tenant’s share of Real Estate Taxes shall be subject to a per diem pro-rata adjustment.

5.7	Appeal of Real Property Tax Assessment: The Landlord may defer payment of Real Estate Taxes relating to the Lands, or any part thereof, or defer compliance with any statute, law, by-law regulation or ordinance in connection with the levying of any such Real Estate Taxes, in each case, to the fullest extent permitted by law, so long as it shall diligently prosecute any contest, appeal or assessment on which such tax is based. The Tenant shall co-operate with the Landlord in respect of any such contest, appeal or assessment and shall provide the Landlord will all relevant information, documents arid consents reasonably required by the Landlord from the Tenant.

5.8	Goods and Services Taxes: The Tenant specifically acknowledges and agrees that as part of its Occupancy Costs payable pursuant to Section 4.3 hereof, the Tenant shall pay to the Landlord any multi-stage sales, sales, use, consumption, value-added or other similar taxes imposed by the Government of Canada, or by any provincial or local government upon the Landlord or the Tenant or in respect of this Lease, the payments made by the Tenant (whether Base Rent, Occupancy Costs or otherwise) for the goods and services provided by the Landlord hereunder including, without limitation, the rental of the Premises or administrative services provided to the Tenant or to tenants generally.

5.9	Right to Contest: The Landlord and the Tenant shall each have the right to contest in good faith the validity or amount of any tax, assessment license fee, excise fee and other charge which it is responsible to pay under this Article 5, provided that no contest by the Tenant may involve the possibility of forfeiture, sale or disturbance of the Landlord’s interest in the Premises and that upon the final determination of any contest by the Tenant, the Tenant shall immediately pay and satisfy any amount found to be due and payable by the Tenant, together with any costs, penalties and interest
ARTICLE 6 — ADDITIONAL CHARGES
6.1	The Landlord may charge a 15% administration fee:
(a)	for services performed for the exclusive benefit of the Tenant at the Tenant’s express written request and not otherwise required or to be performed or provided by the Landlord under this Lease, including without limitation, providing supervisory, inspection, security and maintenance services, reviewing plans and specifications and other services performed in excess of the services provided by the Landlord pursuant to Article 9 (and specifically excluding any such services in connection with the Landlord’s Work or the Tenant’s Work):
(b)	for costs incurred and paid by the Landlord due to the Tenant’s actions or inactions contrary to the terms of this Lease, including payment of penalties incurred as a result of the Tenant’s improper use of the Premises or the Building; and third party invoices property payable by the Tenant;

(c)	for reasonable professional fees (which are based on time only and not a percentage of costs) paid for environmental or structural engineers, space planners or architects required solely in connection with the Tenant’s operations or alterations in the Premises after the Commencement Date (and specifically excluding any such fees paid for engineers, space planners, architects or other consultants in connection with the Landlord’s Work or the Tenant’s Work) and not otherwise required to be paid for by the Landlord under this Lease as Landlord’s Work or otherwise; and

(d)	for legal fees and related costs incurred by the Landlord in enforcing the Terms of this Lease as result of the Tenant’s default.
6.2	This administration tee shall be charged without duplication. Where this Lease specifically provides for an administration fee for additional services, no further fee shall be charged hereunder.

6.3	The administration fee is due and payable as Rent.
ARTICLE 7 — USE OF PREMISES
7.1	Use: The Premises shall be used and occupied only for the Permitted Use as set forth in Section 1.1(f) and as such use is permitted under the existing applicable zoning regulations which the Tenant hereby confirms that it has investigated and finds satisfactory. In addition, the Tenant shall be able to use the Premises for other uses permitted under the zoning provided the Landlord has given prior written approval to do so, such approval not to be unreasonably withheld or delayed.

7.2	Compliance with Laws: The Premises shall be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders. If due solely to the Tenant’s use of the Premises, improvements are necessary to comply with any of the foregoing or with the requirements of insurance carriers, the Tenant shall pay the entire cost thereof.

7.3	Abandonment: The Tenant shall not abandon the Premises at any time during the Term without the Landlord’s written consent.

7.4	Nuisance: The Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.
ARTICLE 8 — UTILITIES
8.1	Separately Metered Utilities: The Tenant shall be solely responsible for and shall promptly pay all taxes and charges for water, gas, electricity, telephone and other public and private utilities and services used or consumed in or in respect of the Premises, and for all fittings, machines, apparatus or other things leased or purchased in respect thereof, and for all work or services performed by any corporation or commission in connection with such utilities or services. Should the Landlord elect to supply water, gas, electricity and/or sewer services for the Building, or any other utility or service used or consumed or to be used or consumed in the Premises, the Tenant shall purchase and pay for the same as additional rent payable on demand to the Landlord at rates not in excess of public utility rates charged to the Landlord for the same service. In no event shall the Landlord be liable for, nor shall the Landlord have any obligation with respect to, any interruption or cessation of, or a failure in the supply of, any such utilities, services or systems (including, without limitation, the water and sewage systems) to the Building or to the Premises, whether or not supplied by the Landlord or others, except for the Landlord’s negligence or wilful misconduct or breach of this Lease.

8.2	Either prior to the Commencement Date or at any time during the Term, the Tenant may, and shall if requested by the Landlord, install its own separate meter(s) for the Premises at its own expense. In the event that separate meters are not installed for the Premises, the Tenant shall pay its share of the total costs incurred by the Landlord in the supply of all utilities and services to the Building, as reasonably and equitably determined by the Landlord, having regard, among other things, to the Tenant’s connected load and the then current applicable commercial rates for the municipality in which the Premises are located, and the Tenant shall pay monthly, in advance with instalments of monthly rent, all such utility and service charges so applicable to the Premises. Notwithstanding anything herein contained to the contrary, if at any time during the Term the Landlord should determine, acting reasonably, that the Tenant’s use of any utility or service used or consumed in or in respect of the Premises is in any way unusual or of an excessive nature, the Landlord may, at its option but at the sole cost and expense of the Tenant, install in the Premises a separate meter or submeter with respect to such utility or service, whereupon the Tenant’s costs in connection with such utility or service shall be determined in accordance with such separate meter or submeter.

8.3	Where a separate meter has been installed to measure the amount of any utility supplied to the Premises the Tenant covenants that it shall supply and deliver to the Landlord within thirty (30) days of taking occupation of the Premises or within thirty (30) days of the installation of such a meter. the account and meter number relating to the relevant meter. The Tenant shall, at the commencement of the Term or occupancy of the Premises if earlier and on or prior to the Expiry Date, and, if there has been an assignment or subletting on the date of such assignment or subletting, notify the relevant utility corporation of any change of the Tenant or termination of tenancy with respect to the Premises.
ARTICLE 9 — SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY THE LANDLORD
9.1	Operation of Building: During the Term the Landlord shall operate and maintain the Building in accordance with standards from time to time prevailing for similar buildings in the area in which the Building is located and, subject to participation by the Tenant by payment of Occupancy Costs under Section 4.3, shall provide the services set out in Section 9.2.

9.2	Services to Premises: The Landlord shall arrange for the provision of:
(a)	Basic Services: only those services as described in Schedule G attached hereto and janitor service in the Common Areas;

(b)	Maintenance: maintenance, repair, and replacement as set out in Section 9.3;

(c)	Parking: Tenant and visitor parking; and

(d)	Security; the Landlord shall provide security usual for a building of this type throughout the Term and each renewal term, but otherwise the Landlord shall not provide or make any security provisions specific to the needs of the Tenant or the Premises; and

(e)	Utilities: including water, heat, light, electricity and sewer.
9.3	Maintenance, Repair and Replacement: The Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the proper operation of the Building and for provision of the Landlord’s services under Section 9.2 (except such as may be installed by or be the property of the Tenant), and shall be responsible for and shall expeditiously maintain and repair the foundations, structure and roof of the Building and the Common Areas, all as would a prudent owner of a similar development in Burnaby, British Columbia provided that
(a)	if all or part of such systems, facilities and equipment are destroyed, damaged or impaired, the Landlord shall have a reasonable time in which to complete the necessary repair or replacement, and during that time shall be required only to maintain such services as are reasonably possible in the circumstances;

(b)	the Landlord may temporarily discontinue such services or any of them at such times as may be necessary due to causes beyond the reasonable control of the Landlord, provided that the Landlord uses all reasonable commercial efforts to restore such services as soon as reasonably possible;

(c)	the Landlord shall use reasonable diligence in carrying out its obligations under this Section, but except as expressly provided otherwise in this Lease, there shall be no allowance to the Tenant by way of diminution of rent, or otherwise, and no liability on the part of the Landlord by reason of inconvenience, annoyance or injury to the business arising from the happening of the event which gives rise to the need for any repairs, alterations, additions or improvements or from making of any repairs, alterations, additions or improvement in or to any portion of the Building or the Premises, or in and to the fixtures, appurtenances and equipment thereof. The Landlord agrees to use all reasonable commercial efforts to do any work in such a manner as not to unreasonably interfere with or Impair the Tenant’s use of the Premises; and

(d)	no reduction or discontinuance of such services under this Section shall be construed as an eviction of the Tenant or (except as specifically provided in this Lease) release the Tenant from any obligation of the Tenant under this Lease.
9.4	Additional Services:
(a)	If from time to time as requested in writing by the Tenant and to the extent that it is reasonably able to do so the Landlord shall provide in the Premises services in addition to those set out in Section 9.2, provided that the Tenant shall within ten (10) days of receipt of any invoice for any such additional service pay the Landlord therefor at such reasonable rates as the Landlord may from time to time establish plus an administrative fee as set forth in Section 6.1.

(b)	The Tenant shall not without the Landlord’s written consent, such consent not to be unreasonably withheld, install in the Premises equipment (including telephone equipment) that generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated, unless the Tenant provides Its own supplementary air conditioning units. If, notwithstanding the foregoing, the Tenant’s equipment in the Premises materially and adversely affects the temperature otherwise maintained in the Premises by the Landlord’s air conditioning system as normally operated, the Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning systems, as may in the Landlord’s reasonable opinion be required to maintain proper temperature levels and the Tenant shall pay the Landlord within thirty (30) days of receipt of any invoice for the cost thereof, including installation, operation and maintenance expense plus an administrative fee of fifteen percent (15%) of the cost thereof in accordance with Section 6.1.
(c)	If the Landlord shall from time to time reasonably determine that the use of electricity or any other utility or service in the Premises is disproportionate to the use thereof by other tenants, the Landlord may separately charge the Tenant for the excess costs attributable to such disproportionate use.
9.5	Alteration by the Landlord: The Landlord may from time to time:
(a)	make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises where necessary to serve the Premises or other parts of the Building;

(b)	make changes in or additions to any part of the Building not in or forming part of the Premises; and

(c)	change or alter the Building services or facilities, the location of driveways, sidewalks or other Common Areas, and to extend existing buildings or erect new buildings or extend existing buildings above the Premises or other rentable premises or Common Areas of the Building, or add new Common Areas to or on the Building;
provided that in doing so the Landlord shall not materially disturb or interfere with the Tenant’s use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and shall use all reasonable efforts to minimize such interference and shall repair any damage to the Premises caused thereby.
9.6	Access by the Landlord: Subject to the Tenants reasonable security requirements, the Tenant shall permit the Landlord to enter the Premises outside Normal Business Hours, and during Normal Business Hours in case of an emergency or where such will not unreasonably disturb or interfere with the Tenant’s use of the Premises and operation of its business, to examine, inspect, and show the Premises to persons wishing to lease them or to purchase the Building, to provide services or make repairs, replacements, changes or alterations as set out in and subject to the other provisions of this Lease, and to take such steps, as the Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Building. The Landlord shall whenever possible consult with or give reasonable notice to the Tenant prior to such entry, but no such entry shall constitute an eviction or entitle the Tenant to any abatement of Rent.

9.7	Notice of Letting and Inspection by Prospective Tenants: At any time within one hundred eighty (180) days prior to the expiry or sooner termination of this Lease, provided the Tenant has not exercised a right of renewal hereunder for a further renewal term, or at any time when the Tenant is in arrears of Rent after notice that is not being disputed bona fide by the Tenant equal to an amount greater than one month’s Base Rent for more than thirty (30) days, any prospective tenant or its representative may inspect the Premises and all parts thereof at all reasonable hours if accompanied by the Landlord or its agent or agents, or unaccompanied on production of a written request signed by the Landlord or its agent or agents, and in any event subject to the Tenant’s reasonable security requirements.
9.8	Energy Conservative and Security Policies: The Landlord shall be deemed to have observed and performed those things required to be observed and performed pursuant to the terms of this Lease, including those relating to the provision of utilities and services, if in doing so it acts in accordance with a directive, policy or request of a governmental or quasi-governmental authority serving the public interest, and having the force of law, in the field of energy conservation or security.

9.9	Landlord’s Work: It is understood and agreed that the Tenant has entered into this Lease on the express understanding that the Landlord’s Work is limited to the scope delineated as such in Schedules E, F and G and paragraph 12 of Schedule H attached hereto. It is further understood and agreed that all other Improvements to the Premises constitute the Tenant’s Work as defined in Schedules E and F attached hereto and shall be performed at the sole expense of the Tenant in accordance with the terms of the Lease.
ARTICLE 10 — MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY THE TENANT
10.1	Condition of Premises: Except to the extent that the Landlord is specifically responsible therefor under this Lease, and subject to Article 18, the Tenant shall maintain the Premises and all improvements therein in good order and condition, including:
(a)	Heating and Air Conditioning Equipment. Where any heating, ventilation or air-conditioning equipment services the Premises on an exclusive basis the Tenant shall provide regular ongoing maintenance for such heating, ventilation or air-conditioning equipment and shall ensure that the heating and air-conditioning equipment is maintained by contractors under a maintenance contract which shall provide for not less than two (2) full inspections per year and which shall be acceptable to the Landlord, acting reasonably. The cost of such contractors shall be payable by the Tenant. Notwithstanding the foregoing, if the Landlord elects to take out an ongoing maintenance contract with respect to the heating, ventilation or air-conditioning systems contained in the Building, the Landlord shall be responsible for the regular ongoing maintenance of the heating, ventilation or air-conditioning systems provided that all reasonable costs of such maintenance and of the maintenance contracts shall be charged by the Landlord to the Tenant as Occupancy Costs;

(b)	Painting: Repainting and redecorating the Premises and cleaning drapes and carpets at reasonable intervals as needed;

(c)	Plumbing Facilities: The Tenant shall not use the plumbing facilities, if any, in the Premises for any other purpose than that for which they are constructed, and shall not throw any foreign substances of any kind therein and the expenses of any breakage, stoppage or damage resulting from a violation of this Section, shall be borne by the Tenant;

(d)	Repairs, Replacements: Making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction, of all fixtures and things which at any time during the Term of this Lease are located or erected in or upon the Premises (including but not limited to signs, the inside and the outside of the ground floor windows, partitions and doors, lighting, wiring, plumbing, and electrical fixtures), such repair and maintenance to be made by the Tenant when, where and so often as needed shall be, always excepting only:
i)	reasonable wear and tear;

ii)	repairs required to be made by the Landlord pursuant to Section 9.3; and

iii)	repairs necessitated by damage from hazards against which the Landlord is required to insure hereunder;
The cost of any repair, decoration, maintenance, amendment or replacement required to be made in or to any portion of the Building directly as a result of any act or omission of the Tenant, its employees, servants, agents or licensees shall be paid in full by the Tenant except reasonable wear and tear and except to the extent insured against, or required by this Lease to be insured against, by the Landlord.
10.2	Failure to Maintain Premises: If the Tenant fails to perform any obligation under Section 10.1, and such default is not remedied after notice as required in Section 21.1(i), the Landlord may enter the Premises and perform such obligation without liability to the Landlord for any loss or damage to the Tenant thereby incurred and the Tenant shall pay the Landlord for the cost thereof, plus fifteen percent (15%) of such costs for overhead and supervision, within ten (10) days of receipt of the Landlord’s invoice therefor.

10.3	Alterations by the Tenant: The Tenant may from time to time at its own expense make changes, additions and improvements in the Premises to better adapt the same to its business, provided that any such change, addition or improvement shall:

(a)	comply with the requirements of the Landlord’s insurer and any governmental or quasi-governmental authority having jurisdiction;

(b)	comply with the requirements set forth in Schedule E attached hereto;

(c)	be made only with the prior written consent of the Landlord after detailed plans and specifications therefor have been submitted to the Landlord, such consent not to be unreasonably withheld;

(d)	equal or exceed the then current standard for the Building;

(e)	be carried out only by persons selected by the Tenant and approved in writing by the Landlord, such approval not to be unreasonably withheld. Such persons shall be compatible with others employed by or through the Landlord directly or indirectly including the Landlord’s other tenants, contractors and subcontractors and their trade union affiliations; and

(f)	if required by the Landlord, the Tenant shall deliver to the Landlord before commencement of the work performance and payment bonds as well as proof of workers’ compensation and public liability and property damage insurance coverage, as the Landlord may reasonably require, with the Landlord named as an additional insured, in amounts, with companies, and in form reasonably satisfactory to the Landlord, acting reasonably, which shall remain in effect during the entire period in which the work will be carried out.
10.4	Increase in Property Taxes or Insurance: Any increase in property taxes or fire or casualty insurance premiums for the Premises attributable to such change, addition or improvement shall be borne by the Tenant.

10.5	Work Done by Landlord: In the event the Tenant requires any of the following work, and provided the Landlord is not otherwise required to carry out such work pursuant to the other provisions of this Lease, such work shall be carried out by the Landlord at the Tenant’s sole expense pursuant to an agreement in writing:
(a)	all approved work relating to heating, cooling, ventilation, exhaust, control, electrical distribution and life safety systems;

(b)	all approved work on the roof of the Building including the installation of telecommunications equipment;

(c)	patching of the Building standard fireproofing;

(d)	any drilling, cutting, coring and patching for conduit, pipe sleeves, chases, duct equipment, or openings in the floors, walls, columns or roofs of the Building which is approved by the Landlord; and

(e)	installation of approved modifications to the sprinkler system.

10.6	Property of Landlord: All improvements to the Premises, whether installed or constructed by the Tenant except for trade fixtures, shall become the property of the Landlord when constructed or installed, and the Tenant will be solely responsible for insuring, repairing, maintaining and maintaining such improvements at the Tenant’s expense. The Tenant shall not be required to remove any such Improvements at the expiration or earlier termination of the Term, save and except in accordance with Section 10.7(e).

10.7	Trade Fixtures and Personal Property: The Tenant may install in the Premises its usual trade fixtures and personal property appropriate for the Tenant’s business in the Premises in a proper manner, provided that:
(a)	no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building;

(b)	the charge or the cost of any and all damages to the Building resulting from such installation will be paid by the Tenant;

(c)	such installation does not contravene the provisions of this Lease;

(d)	the Tenant will not bring upon the Premises any machinery, equipment, article or thing that by reason of its weight, size or use might, In the opinion of the Landlord, damage the Premises and will not at any time overload the floors of the Premises. If damage is caused to the Building or any part thereof by any machinery, equipment article or thing by overloading, or by any act, neglect or misuse on the part of the Tenant or any person in law responsible the Tenant shall forthwith repair the same; and

(e)	if the Tenant is not then in default, the Tenant shall have the right during or at the expiration of this Lease to remove trade fixtures and personal property. The Landlord may, at its option, require removal of the Tenant’s cabling, wiring, trade fixtures and personal property from the Premises, at the Tenant’s expense, at the expiration or earlier termination of the Term. In either event, the Tenant shall make good any damage or injury caused to the Premises or the Building by reason of such removal.
10.8	Builder’s Liens: The Tenant shall promptly pay all of its contractors and suppliers and shall do any and all things necessary so as to minimize the possibility of a lien attaching to the Lands and should any such lien be made or registered, the Tenant shall discharge it within 10 days following the date that the Tenant becomes aware of such registration, provided however that the Tenant may contest the validity of any such lien and in so doing shall obtain an order of competent jurisdiction discharging the lien from title to the Lands by payment into Court or by furnishing to the Landlord security satisfactory to the Landlord in nature and amount against all loss or damage which the Landlord might suffer or incur thereby. If the Tenant shall fail to discharge the lien within the time provided, then in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be so obligated, discharge the lien by paying the amount claimed to be due into Court and the amount paid by the Landlord together with all costs and expenses including solicitor’s fees (on a solicitor and his client basis) incurred for the discharge of the lien shall be due and payable by the Tenant to the Landlord as Rent on demand.
10.9	Signs: The Tenant shall have the right to erect or install prominent exterior building signage on that portion of the exterior of the Building which contains the Premises. The Tenant acknowledges and agrees that such signage must first be approved by both the City of Burnaby and the Landlord, such approval of the Landlord not to be unreasonably withheld. In this regard, the Tenant acknowledges that the Landlord intends, acting reasonably, to impose and maintain a consistent standard for the exterior signage for the Building and the buildings adjacent thereto. At the Tenants sole cost, all such signage of the Tenant shall be installed and maintained to a first class standard. Subject to the foregoing, the Tenant shall not paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering or direction on any part of the outside of the Building or visible from the outside of the Building, nor shall the Tenant paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering or direction on the outside of the Premises or inside the Premises but visible from the outside without written consent of the Landlord. The Tenant at the termination of this Lease shall remove any such signs or other advertising material, and the Tenant shall promptly repair any and all damage caused by its installation or removal. The cost of such sign and installation and erection thereof shall be borne entirely by the Tenant.
ARTICLE 11 — INSURANCE
11.1	Landlord’s Insurance: During the Term, the Landlord shall provide and keep in force or cause to be provided and kept in force (subject to participation by the Tenant by payment of Occupancy Costs under Section 4.3) the following insurance:
(a)	all risk insurance in respect of the Building and fixed improvements on the Lands and all rentable premises Including the Premises, to full replacement cost, but excluding Tenant’s fixtures and leasehold improvements installed or constructed by or for tenants including the Tenant;

(b)	loss of rental income insurance for a period not exceeding one (1) year;

(c)	if any boilers or pressure vessels are operated in the Building other than in any rentable premises therein, boiler and pressure vessel insurance with respect thereto;

(d)	comprehensive general business liability insurance with respect to the operation of the Building for personal injury or death and damage to property of others; and

(e)	any other form of insurance as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location.
All policies of property insurance shall contain a waiver of any rights of subrogation that the Landlord’s insurers may have against the Tenant or those for whom the Tenant is responsible in law.
11.2	Insurance effected by the Landlord under this Article 11 shall be with insurers duly licensed to transact insurance in British Columbia, shall, subject to Section 11.1(a), be in such amounts, be subject to such reasonable deductibles and exclusions, and otherwise be upon such terms and conditions, as a prudent owner of a similar development in Burnaby, B.C. would determine as being reasonable and sufficient.

11.3	Notwithstanding any contribution by the Tenant to the cost of insurance required by this Lease to be placed and maintained by the Landlord, the Tenant acknowledges and agrees that no insurable interest is conferred upon the Tenant under any policies of insurance and maintained by the Landlord, and the Tenant is not entitled to receive any proceeds of any such insurance policies, but that shall not diminish or prejudice all other rights of the tenant under this Lease.

11.4	Tenant Insurance: During the Term, the Tenant shall take out and maintain at its own expense:
(a)	public liability and property damage insurance including personal injury, contractual and non-owned automobile liabilities and owners’ and contractors’ protective insurance coverage with respect to the Premises and the Tenants use of the Common Areas and facilities, coverage to include the activities and operations conducted by the Tenant and any other person on the Premises, and by the Tenant and any other person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible in any other part of the Building. Such policies shall be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000.00) provided by a Commercial General Liability policy, for any one occurrence or such higher limits as the Landlord shall reasonably require. All such policies must contain a severability of interest clause and a cross liability clause, and shall be primary and shall not call Into contribution any other insurance available to the Landlord or any mortgagee of the Lands;

(b)	insurance upon property of every description and kind owned by the Tenant, or for which the Tenant is legally liable within the Premises, or installed by or on behalf of the Tenant and any previous tenant within the

Premises, including, but not limited to furniture, fittings, alterations, partitions, floor coverings, fixtures and anything in the nature of a leasehold improvement, in the amount of the full replacement cost thereof, with coverage against all risks including water damage from any cause whatsoever, and collapse:
(c)	insurance for replacement of all glass in the Premises for any damage howsoever caused;

(d)	insurance for all damages sustained due to burglary of the Premises;

(e)	business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants including, but not limited to, prevention of access to the Premises as a result of perils insured against under this Lease and the disruption in the supply of utilities and other essential services to the Premises or the Building; and

(f)	any other form of insurance that the Tenant, or the Landlord, acting reasonably, requires in amounts and for insurance risk against which a prudent tenant would insure.
Policies for fire and liability insurance shall be in a form and with an insurer reasonably acceptable to the Landlord, acting reasonably, shall require at least thirty (30) days’ written notice to the Landlord of termination or material alteration of the policy during the Term and shall waive any right of subrogation against the Landlord, its agent and mortgagee, and cause the Landlord, its agent and mortgagee to be named as an additional insured in such policies of insurance. If requested by the Landlord, the Tenant shall from time to time promptly deliver to the Landlord, certified copies or other evidence of such policies, and evidence satisfactory to the Landlord that all premiums thereon have been paid and the policies are in full force and effect
11.5	Placement of the Tenant’s Insurance by Landlord: If the Tenant fails to take out, renew or keep in force any of the policies of insurance required to be taken out and maintained by the Tenant under Section 11.4 and does not remedy such default promptly after notice from the Landlord, the Landlord may do so as agent of the Tenant and the Tenant shall reimburse the Landlord any amount so paid by the Landlord as agent of the Tenant together with a fifteen percent (15%) administration fee promptly upon demand by the Landlord.
ARTICLE 12 — INJURY TO PERSON OR PROPERTY
12.1	Indemnity by the Tenant: The Tenant shall indemnify and hold harmless the Landlord from and against every demand, claim, cause of action, judgment and expense, and all losses and damage arising from:

(a)	any injury or damage to the person or property of the Tenant, any other tenant in the Building or to any other person rightfully in the Building, where the injury or damage is caused by negligence or intentional misconduct on the Lands of the Tenant, its agents, servants or employees, or any other person for whom the Tenant is in law responsible, or results from violation of laws or ordinances, governmental orders of any kind or of the provisions of this Lease by any of the foregoing persons;

(b)	any loss or damage, however caused, to books, records, files, money, securities, negotiable instruments or papers in or about the Premises; and

(c)	any injury or damage not specified above to the person or property of the Tenant, its agents, servants or employees, or any other person entering upon the Premises under express or implied invitation of the Tenant, where the injury or damage is caused by any reason other than the negligence or intentional misconduct of the Landlord, its agents, servants, or employees.
If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant for which the Tenant is responsible under this Lease to indemnify the Landlord, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation. The foregoing provisions of this Section 12.1 shall not apply to demands, claims, causes of action, judgments, expenses, losses or damages:
i)	arising as a result of and to the extent of the negligence or intentional misconduct of the Landlord, its agents, servants, contractors, licensees, invitees or anyone for whom the Landlord is responsible in law; or

ii)	insured against, or required by this Lease to be insured against, by the Landlord.
12.2	Subrogation: The provisions of Section 12.1 are subject to the waiver of any right of subrogation against the Landlord in the Tenant’s insurance.
ARTICLE 13 — ASSIGNMENT AND SUBLETTING
13.1	Assignment or Subletting: The Tenant will not assign, transfer, sublet, part with or share possession or set over or permit the Premises to be occupied or used by a licensee or concessionaire or otherwise by any act or deed permit the Premises or any part of them to be assigned, transferred, set over or sublet (individually and collectively, a “Transfer’) unto any persons, firm, partnership or corporation whomsoever except with consent of the Landlord, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Tenant shall not assign or sublet all or part of the Premises to any other tenant in the Building or in Glenwood Industrial Estates.

If the Tenant desires to assign this Lease or sublet the Premises or any portion thereof to a named third party (the “Transferee”), the Tenant shall first provide the Landlord with any information the Landlord may reasonably require, including a true copy of the agreement to assign or sublet (the “Transfer Agreement”); evidence as to the responsibility, reputation, financial standing and business of the Transferee; and a completed credit check application in the Landlord’s form, (collectively the “Transfer Information”), together with a cheque payable to the Landlord in the sum of not less that $500.00, being the administration fee of responding to the Tenant’s request.

13.2	Assumption: The consent of the Landlord if granted pursuant to the provisions of this Article 13 in respect of an assignment of this Lease may be conditional upon the Transferee executing and delivering an agreement to the Landlord agreeing to be bound by the terms of this Lease.

13.3	Improvements at the Tenant’s Cost: In the event any sublease of part of the Premises is made pursuant to this Article 13, the Tenant shall bear the cost of all improvements (including, without limiting the generality of the foregoing, all demising wails, entrance doors, mechanical and electrical modifications) necessary to separate the area to be sublet or assigned from the remainder of the Premises.

13.4	Tenant’s Obligations Continue: No assignment or disposition by the Tenant of this Lease or of any interest under this Lease shall relieve the Tenant from the performance of its covenants, obligations or agreements under this Lease.

13.5	No Deemed Consent: The Landlord’s consent to any Transfer shall not be effective unless given by the Landlord in writing, and no such consent shall be deemed or presumed by any act or omission of the Landlord other than consent in writing, nor shall any consent be deemed to be a consent to any future Transfer by the Tenant or by any Transferee. Without limiting the generality of the foregoing, the Landlord may receive Rent and any other amounts from any Transferee and apply the net amount received to the Rent and other amounts payable pursuant to this Lease, and the receipt or acceptance of such amounts shall not be deemed to be a waiver of the Landlord’s rights under this Article 13 nor an acceptance of or consent to any such Transfer.

13.6	Subsequent Assignments: The Landlord’s consent to an assignment, transfer or subletting (or use or occupation of the Premises by any other person) shall not be deemed to be a consent to any subsequent assignment, transfer, subletting, use or occupation.

13.7	Change in Corporate Control: If the sale, assignment, transfer or other disposition of any of the issued and outstanding capital stock of the Tenant (or of any successor or assignee of the Tenant which is a corporation) shall result in changing the control of the Tenant such sale, assignment, transfer or other disposition shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Lease with respect to assignments by the Tenant, provided, however, that the Landlord’s consent shall not be required to an assignment or transfer of the issued and outstanding capital stock of the Tenant:
(a)	to a corporation controlled by or subject to the same control as the assignor or transferor, or

(b)	if the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in Canada or the United States; or

(c)	to a member or members of the family of the assignor or transferor; or

(d)	in the case of devolution through death;
so long as in either case prior to or as soon as reasonably possible thereafter, the Landlord has received assurances satisfactory to the Landlord that there will be a continuity of the existing management of the Tenant, and of its business practices and policies notwithstanding any such sale, transfer or other disposition of controlling shares.

For the purpose of this Section 13.11, “control” of any corporation shall be deemed to be vested in the person or persons owning more than fifty percent (50%) of the voting power for the election of the board of directors of such corporation and a “member or members” of the family of any assignor shall include his spouse, parents, brothers or sisters and issue.

13.8	Securing Loan: The Tenant will not mortgage by way of assignment or sublease, this Lease or the leasehold estate created by this Lease, without the prior written consent of the Landlord, such consent not to be unreasonably withheld. The provisions of Sections 13.1, 13.2, 13.3, 13.5, 13.7, 13.12, 13.13, 13.14, 13.15, and 13.16 shall not apply to any mortgaging by way of assignment or sublease referred to in this Section 13.8.

13.9	Unamended Lease Terms: If the Tenant receives the Landlord’s written consent to a Transfer under the provisions of this Article 13, the Tenant, the Landlord and proposed Transferee specifically agree that notwithstanding anything to the contrary contained herein, all terms, covenants and conditions of this Lease shall remain as herein specified including, without limitation, the provisions of this Lease relating to the use of the Premises, unless such Sections are specifically amended in writing between the Tenant, the proposed Transferee and the Landlord.

13.10	No Advertising: The Tenant shall not advertise the whole or any part of the Premises or this Lease for the purpose of a Transfer and shall not print, publish, post, display or broadcast any notice or advertisement to that effect and shall not permit any broker or other person to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer is first approved in writing by the Landlord, such approval not to be unreasonably withheld. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other reasonable grounds, any text or format proposed by the Tenant shall not contain any reference to the rental rate of the Premises.

13.11	Assignment and Subletting Without Consent: Notwithstanding Sections 13.1, 13.2, 13.5, 13.7. 13.8, 13.12, 13.13, 13.14, 13.15, and 13.16, so long as the Tenant is not in default under the terms of this Lease, the Tenant shall not require the Landlord’s consent, and the Landlord shall not have the right to terminate this Lease or to receive any Excess Rent pursuant to Section 13.12, in the following circumstances:
(a)	in connection with any assignment of this Lease or subletting of all or part of the Premises to any Person that is an Affiliate of the Tenant;

(b)	in connection with any assignment of this Lease or subletting of all or part of the Premises to any Person as a result of any merger, amalgamation or other reorganization involving the Tenant that does not result in a change in control of the Tenant;

(c)	in connection with any assignment of this Lease or subletting of all or part of the Premises to the purchaser of a majority of the Tenant’s retail stores in Canada operating under the trade name “Lululemon”, provided that such assignee or sublessee shall carry on the same business as is permitted to be carried on by the Tenant pursuant to this Lease and there remains a continuity of business practices and policies and mode and style of operation of the Tenant, notwithstanding such purchase; and

(d)	in connection with any assignment of this Lease or subletting of all or part of the Premises or change in control of the Tenant as part of a transaction in which the Tenant or any Affiliate of the Tenant completes an underwritten public offering of its securities, provided that there is continuity in the business carried on in the Premises pursuant to this Lease and there remains a continuity of business practices and policies and mode and style of operation of the business carried on in the Premises, notwithstanding such transaction;
               provided in each case that:
(e)	the assignee or transferee, if applicable, executes and delivers to the Landlord an agreement directly with the Landlord agreeing to be bound by the terms of this Lease; and

(f)	the Landlord receives written notice of such assignment, subletting or other transaction within thirty (30) days after the occurrence of same.
For the purposes of this Section, “Affiliate” means any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another Person; and “Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, Joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity.

13.12	Excess Rent: If the Landlord consents in writing to an assignment or sublease as contemplated herein, the Tenant may complete such assignment or sublease subject to one hundred percent (100%) of all “Excess Rent”, as hereinafter defined, derived from such assignment or sublease shall be payable to the Landlord. The Excess Rent shall be deemed to be and shall be paid by the Tenant to the Landlord as Rent. The Tenant shall pay the Excess Rent to the Landlord immediately as and when such Excess Rent is received by the Tenant. As used herein, “Excess Rent” means the amount by which the total money and other economic consideration to be paid by the assignee or subtenant as a result of an assignment or sublease, whether denominated as rent or otherwise, exceeds, in the aggregate, the total amount of Base Rent and Additional Rent which the Tenant is obligated to pay to the Landlord under this Lease, pro-rated for the portion of the Premises being assigned or sublet subject to such assignment or sublease, reasonable costs for additional improvements installed in the portion of the Premises subject to such assignment or sublease, at the Tenant’s sole cost and expense, for the specific assignee or subtenant in question, reasonable leasing costs (such as brokers’ commissions and the fees payable to the Landlord under Section 13.1(b)) paid by the Tenant in connection with such assignment or sublease, and the amount of Base Rent and Additional Rent the Tenant is obligated to pay the Landlord under this Lease, prorated for the portion of the Premises being assigned or sublet, that is not occupied or used by the Tenant until the date of such assignment or sublease. In determining the amounts to be deducted from Excess Rent in each monthly payment period in respect of the Tenant’s costs of assigning or subleasing, such costs shall be amortized without interest over the Term (in the case of an assignment) or term of the sublease (in the case of a sublease) on a straight line basis.

13.13	Landlord’s Rights: If the Tenant requests consent to a Transfer of all or substantially all of the Premises for the balance of the Term, the Landlord shall have the right to terminate this Lease as set out in Section 13.14.

13.14	Termination By The Landlord: The Landlord’s termination rights set out in Section 13.13 shall be exercised by giving written notice to the Tenant within fourteen (14) days of receipt by the Landlord of the request for consent, the Transfer Information and the administration fee, and the termination date shall be the date stipulated in the Landlord’s notice which shall in no event be less than sixty (60) days nor more than ninety (90) days following the giving of such notice by the Landlord.

13.15	Withdrawal Of The Tenant Request: If the Landlord exercises its right to terminate the Lease pursuant to Sections 13.13 and 13.14, the Tenant may withdraw its request for a Transfer and shall advise the Landlord of its intention to withdraw such request within fourteen (14) days after receipt of the Landlord’s notice. The Tenant shall not under any circumstances be entitled to a refund of the administration fee.

13.16	Consent to Assignment or Subletting: If the Landlord does not exercise its rights set out in Section 13.13, the Tenant may sublet the Premises or assign this Lease, as applicable, to the Transferee on the terms and conditions contained in the Transfer Agreement, subject to the consent of the Landlord being first obtained, which consent may not be unreasonably withheld, but which may be conditional upon, in the case of an assignment of this Lease, the Transferee executing and delivering an agreement to the Landlord agreeing to be bound by the terms of the Lease.
ARTICLE 14 — SURRENDER
14.1	Possession: At the expiration or earlier termination of the Term, the Tenant shall peaceably surrender and yield up to the Landlord the Premises and all improvements made, constructed, erected or installed in the Premises in accordance with its covenants to maintain and repair the Premises, which repair and conditioning shall include but not be limited to ensuring the dock levelers, dock seals, and bumpers (all of which may, at the Landlord’s discretion be subject to professional inspection at the expense of the Landlord), all warehouse lighting and office lighting arc in good working order and repair, the cleaning of carpets, walls and flooring prior to surrendering. The Tenant shall surrender all keys for the Premises to the Landlord at the place then fixed for payment of Rent, and shall inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises.

14.2	Tenant’s Failure to Remove and Repair: Subject to the Landlord exercising its option set out in Section 10.7(e), should the Tenant fail to remove any trade fixtures, cabling, wiring, and personal property from the Premises or to repair the Premises prior to the expiry or earlier termination of the Term of this Lease then the Landlord may, at its option, remove such trade fixtures, goods or chattels of the Tenant of any kind and repair any damage caused to the Premises by their removal at the Tenant’s expense and may dispose of same in any manner which the Landlord sees fit without compensation of any kind whatsoever to the Tenant, all in accordance with Section 21.3.

14.3	Merger: The voluntary or other surrender of the Lease by the Tenant or the cancellation of the Lease by mutual agreement of the Tenant and the Landlord shall not constitute a merger, and shall at the Landlord’s option terminate all or any subleases. The Landlord’s option hereunder shall be exercised by notice to the Tenant and all known sublessees or subtenants in the Premises or any part thereof.

14.4	Payments After Termination: No payments of money by the Tenant to the Landlord after the expiration or earlier termination of the Term or after giving of any notice (other than a demand for payment of money) by the Landlord to the Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to the Tenant prior to the payments of such money. After the service of notice or the commencement of a suit, or after final judgment granting the Landlord possession of the Premises, the Landlord may receive and collect any sums of Rent due under this Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suits or any judgment therefor obtained.
ARTICLE 15 — HOLDING OVER
15.1	Month-to-Month Tenancy: If, with the Landlord’s written consent, the Tenant remains in possession of the Premises after the expiration or other termination of the Term without any further written agreement with the Landlord allowing it to do so, the Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to 125% of the Base Rent payable by the Tenant In the last month of the Term or such other rental as is stated in such written consent, and such month-to-month tenancy may be terminated by the Landlord or the Tenant on the last day of any calendar month by delivery of at least thirty (30) days’ advance written notice of termination to the other.

15.2	Tenancy at Sufferance: If, without the Landlord’s written consent, the Tenant remains in possession of the Premises after the expiration or other termination of the Term, the Tenant shall be deemed to be occupying the Premises upon a tenancy at sufferance only, at a monthly rental equal to two times the Rent determined in accordance with Article 4. Such tenancy at sufferance may be terminated by the Landlord at any time by notice of termination to the Tenant and by the Tenant on the last day of any calendar month by at least thirty (30) days’ advance written notice of termination to the Landlord.

15.3	General: Any month-to-month tenancy or tenancy at sufferance hereunder shall be subject to all other terms and conditions of the Lease except any right of renewal and nothing contained in this Article 15 shall be construed to limit or impair any of the Landlord’s rights of re-entry or eviction or constitute a waiver thereof.
ARTICLE 16 — RULES AND REGULATIONS
16.1	Purpose: The rules and regulations set forth in Schedule D attached hereto have been adopted by the Landlord for the safety, benefit and convenience of all tenants and other persons in the Building. The rules and regulations may differentiate between different types of businesses in the Building, but the Landlord shall not discriminate against the Tenant in the establishment or enforcement of the rules and regulations. All such rules and regulations shall be deemed to be incorporated into and form part of this Lease, provided that if there is a conflict between such rules and regulations and the other provisions of this Lease, such other provisions of this Lease shall in all cases prevail.

16.2	Observance: The Tenant shall, at all times, comply with, and shall cause its employees, agents, licensees and invitees to comply with, such rules and regulations attached hereto as Schedule D and such further and other reasonable rules and regulations and amendments and changes thereto as may be made by the Landlord and notified to the Tenant by mailing a copy thereof to the Tenant. All such rules and regulations now or hereafter in force shall be read as forming part of this Lease.

16.3	Non-Compliance: The Landlord shall use its reasonable commercial efforts to secure compliance by all tenants and other persons with such rules and regulations from time to time in effect, but shall not be responsible to the Tenant for failure of any person to comply with such rules and regulations.

16.4	Loading and Unloading: The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods whatsoever in nature to or from the Premises and all loading, unloading, and handling thereof shall be done only at such times, in such areas, by such means, and through such elevators, entrances, malls and corridors as are designated by the Landlord and in accordance with the rules and regulations set forth in Schedule D attached hereto.
ARTICLE 17 — EXPROPRIATION
17.1	Taking of Premises: If during the Term or any renewal thereof all of the Premises shall be taken for any public or quasi-public use under any statute or by right or expropriation, or purchases under threat of such taking, this Lease shall automatically terminate on the date on which the expropriating authority takes possession of the Premises (the “date of such taking”).

17.2	Partial Taking of Building: If during the Term only part of the Building is taken or purchased as set out in Section 17.1, then:
(a)	if in the reasonable opinion of the Landlord substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, whether or not the Premises are or may be affected, the Landlord shall have the right to terminate this Lease by giving the Tenant at lease thirty (30) days’ written notice of such termination, and

(b)	if more than one-third of the number of square feet in the Premises is included in such taking or purchase, the Tenant shall have the right to terminate this Lease by giving the other at least thirty (30) days’ written notice thereof.
If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided however, that no termination pursuant to notice hereunder may occur later than ninety (90) days after the date of such taking.

17.3	Surrender: On any such date of termination under Sections 17.1 or 17.2, the Tenant shall immediately surrender to the Landlord the Premises and all interest therein under this Lease. The Landlord may re-enter and take possession of the Premises and remove the Tenant therefrom, and the Rent shall abate on such date in respect of the portion taken. After such termination, and on notice from the Landlord stating the Rent then owing, the Tenant shall forthwith pay the Landlord the Rent then owing.

17.4	Partial Taking of Premises: If any portion of the Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are timely exercised, the Term of the Lease shall expire with respect to the portion so taken on the date of such taking. In such event the Rent payable hereunder with respect to such portion so taken shall abate on such date, and the rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by the Landlord in order to account for the resulting reduction in the number of square feet in the Premises.

17.5	Awards: Upon any such taking or purchase, the Landlord and the Tenant shall each be entitled to receive and retain the award or consideration for their respective interests in the affected lands and improvements, and the Tenant shall not have or advance any claim against the Landlord for the value of its property or its leasehold estate or the unexpired Term of the Lease, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give the Landlord any interest in or preclude the Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of the Tenant’s leasehold estate, improvements, chattels or trade fixtures, or the removal or relocation of its business. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.
ARTICLE 18 — DAMAGE BY FIRE OR OTHER CASUALTY
18.1	Limited Damage to Premises: If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Landlord’s Architect, can be substantially repaired under applicable laws and government regulations within one hundred and eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord and the Tenant, as the case may be, according to the nature of the damage and their respective obligations to repair, shall repair the damage with all reasonable diligence.

18.2	Major Damage to Premises: If all or part of Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Landlord’s Architect, cannot be substantially repaired under applicable laws and governmental regulations within one hundred and eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), then either the Landlord or the Tenant may, elect to terminate this Lease as of the date of such casualty by written notice to the other not more than ten (10) days after receipt of the Landlord’s Architect’s opinion, failing which the Landlord or the Tenant, as the case may be, according to the nature of the damage and their respective obligations under this Lease, shall repair such damage with all reasonable diligence. If such notice of termination is given, the Tenant shall deliver up possession of the Premises to the Landlord within thirty (30) days after delivery of the notice of termination and Rent shall be apportioned and paid to the date on which the Tenant delivers vacant possession of the Premises, subject to any abatement to which the Tenant may be entitled.

18.3	Abatement: lf all or part of the Premises are damaged by fire or other casualty, the Rent payable by the Tenant hereunder shall be proportionately reduced to the extent that the Premises are thereby rendered unusable by the Tenant in its business, from the date of such casualty until five (5) days after completion by the Landlord of the repairs to the Premises (or part thereof rendered untenantable) or until the Tenant again uses the Premises (or part thereof rendered untenantable) in its business, whichever first occurs.

18.4	Major Damage to Building: If all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that in the reasonable opinion of the Landlord’s Architect, the Building cannot be substantially repaired under applicable laws and governmental regulations within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), then the Landlord may elect to terminate this Lease as of the date of such casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to the Tenant not more than ten (10) days after the date of receipt of the Landlord’s Architect’s opinion, and if such notice of termination is given:
(a)	the Tenant shall deliver up possession of the Premises to the Landlord within thirty (30) days after delivery of the notice of termination;

(b)	Rent shall be apportioned and paid to the date upon which possession has been delivered up, subject to any abatement to which the Tenant may be entitled;
but otherwise, the Landlord or the Tenant, as the case may be, according to the nature of the damage and their respective obligations under this Lease, shall repair such damage with all reasonable diligence.

18.5	Limitation on the Landlord’s Liability: Except as specifically provided in this Article 18, there shall be no reduction of Rent and the Landlord shall have no liability to the Tenant by reason of any injury to or interference with the Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises.
ARTICLE 19 — TRANSFERS BY THE LANDLORD
19.1	Sale, Conveyance and Assignment: Nothing in this Lease shall restrict the right of the Landlord to sell, convey, assign or otherwise deal with the Lands or the Building, subject only to the rights of the Tenant under this Lease.

19.2	Effect of Sale, Conveyance or Assignment: Should the Landlord convey, lease, assign or otherwise divest itself of its interest in the Lands and the Building and to the extent that the transferee, lessee or assignee thereof assumes the covenants and obligations of the Landlord herein (except to the extent that any covenants and obligations of the Landlord under this Lease relate to the period prior to the effective date of such conveyance, lease or assignment), the Landlord will be relieved of its obligations under this Lease relating to the period from and after the effective date of such conveying, leasing, assigning or divesting, and the Tenant shall thereafter look solely to the Landlord’s successor in interest in and to this Lease (except to the extent that any covenants and obligations of the Landlord under this Lease relate to the period prior to the effective date of such conveyance, lease or assignment, and to that extent the Landlord shall remain liable). This Lease shall not be affected by any such sale, conveyance or assignment, and the Tenant shall attorn to the Landlord’s successor in interest thereunder.

19.3	Subordination: Subject to the terms of the non-disturbance agreement referred to in Section 19.7, this Lease is and shall be subject and subordinate in all respects to any and all mortgages and security interests now or hereafter placed on the Building or the Lands, and to all renewals, modifications, consolidations, replacements and extensions thereof.

19.4	Attornment: Subject to the terms of the non-disturbance agreement referred to in Section 19.7, if the interest of the Landlord is transferred to any person (herein called the “Purchases”) by reason of foreclosure or other proceedings for enforcement of any such mortgage, or by delivery of a deed in lieu of such foreclosure or other proceedings, the Tenant shall immediately and automatically attorn to the Purchaser.

19.5	Effect of Attornment: Upon attornment as provided for in Section 19.4, this Lease shall continue in full force and effect as a direct lease between the Purchaser and the Tenant, upon all of the same terms, conditions and covenants as are set forth in the Lease except that, after such attornment, the Purchaser shall not be:
(a)	liable for any act or omission of the Landlord occurring prior to such attornment; or

(b)	subject to any offsets or defences which the Tenant might have against the Landlord arising prior to such attornment; or

(c)	bound by a prepayment by the Tenant of more than one month’s instalment of Rent occurring prior to such attornment, unless such prepayment shall have been expressly provided for in this Lease or approved in writing by the Purchaser or any predecessor in interest except the Landlord.
19.6	Execution of Instruments: The subordination and attornment provisions of this Article 19 shall be subject to Section 19.7. The Tenant, on request by and without cost to the Landlord or any successor in interest, shall execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) attornment, subject to Section 19.7.

19.7	Non-Disturbance Agreement: The Landlord shall provide the Tenant, concurrently with the execution of this Lease, a non-disturbance agreement in a form acceptable to the Tenant acting reasonably, signed by any lenders or lien holders of record. Further, the Tenant’s obligations to provide future subordination agreements to any future lender or lien holder pursuant to this Article 19 shall be conditional upon the Landlord and the Tenant receiving a comparable non-disturbance agreement form any such future lender or lien holder.
ARTICLE 20 — NOTICES, ACKNOWLEDGEMENTS, AUTHORITIES FOR ACTION
20.1	Notices: Any notice from one party to the other hereunder shall be in writing and shall be deemed duly served if delivered personally or if delivered by facsimile to the party being served at the number set forth in Section 1.1(i), or to the Landlord at the address set forth in Section 1.1(i) or any other place from time to time established for the payment of Rent. Any notice shall be deemed to have been given at the time of personal delivery or, if delivered by facsimile or by overnight courier, the next business day after the date of delivery thereof. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be delivered.

20.2	Acknowledgement: Each of the parties hereto shall at any time and from time to time upon not less than 10 days prior notice from the other, acknowledge and deliver a written statement in such form as may be requested by the Landlord acting reasonably certifying:
(a)	that this Lease is in full force and effect, subject only to such modification (if any) as may be set out therein,

(b)	that the Tenant is in possession of the Premises and paying Rent as provided In this Lease,

(c)	the dates (if any) to which Rent is paid in advance, and

(d)	that there are not, to the such party’s knowledge any uncured defaults on the part of the other party, or specifying such defaults in any are claimed.
Any such statement may be relied upon by any prospective transferee or encumbrancer of all or any portion of the Building, or the leasehold estate under this Lease, or any assignee of any such persons. If either party fails to timely deliver such statement, such party shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by the other party, and that there are no uncured defaults in the performance of the other party.

20.3	Authorities for Action: The Landlord may act in any matter provided for herein by its property manager and any other person who shall from time to time be designated by the Landlord by notice to the Tenant. The Tenant shall designate in writing one or more persons to act on its behalf in any matter provided for herein and may from time to time change, by notice to the Landlord, such designation. In the absence of any such designation, the person or persons executing this Lease for the Tenant shall be deemed to be authorized to act on behalf of the Tenant in any matter provided for herein.
ARTICLE 21 — DEFAULT
21.1	Events of Default: In the event of the happening of any one of the following events:
(a)	the Tenant shall have failed to pay an instalment of Base Rent or of Occupancy Costs or any other amount payable hereunder when due and such failure shall be continuing for a period of more than three (3) days after notice is delivered by the Landlord to the Tenant advising of such default; or
(b)	if any policy of insurance upon the Lands or any part thereof from time to time effected by the Landlord shall be cancelled or about to be cancelled by the insurer by reason of the unlawful use or occupation of the Premises by the Tenant or any assignee, subtenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Premises and the Tenant after receipt of notice in writing from the Landlord shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Landlord to reinstate or avoid cancellation (as the case may be) of such policy of insurance; or
(c)	the Premises or any portion thereof shall, without the prior written consent of the Landlord, be used or occupied by any other persons than the Tenant or Its permitted assigns or subtenants or for any purpose other than that for which they were leased or occupied or by any persons whose occupancy is prohibited by this Lease and is not cured as provided for in Section 20.1(i); or

(d)	the Premises shall be vacated or abandoned, or remain unoccupied without the prior written consent of the Landlord for fifteen (15) consecutive days or more while capable of being occupied; or
(e)	the Tenant makes a bulk sale of its goods or removes or commences, attempts or threatens to remove its goods, chattels, and equipment out of the Premises (other than in the normal course of its business); or
(f)	the balance of the Term of this Lease or any of the goods and chattels of the Tenant located in the Premises, shall at any time be seized in execution or attachment and such execution, attachment or similar process, action or proceeding Is not set aside, vacated, discharged or abandoned within fifteen (15) days after commencement; or
(g)	the Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for dissolution or bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver or a trustee, receiver or receiver manager or agent or other like person shall be appointed for the business, property, affairs or revenues of the Tenant and such execution, attachment or similar process, action or proceeding is not set aside, vacated, discharged or abandoned within fifteen (15) days after commencement; or
(h)	the remaining Term of this Lease, or any goods, chattels or equipment of the Tenant is taken or exigible in execution or in attachment, seized or if a writ of execution or a repleven order is issued against the Tenant or its goods or chattels by any creditor of the Tenant and such execution, attachment or similar process, action or proceeding is not set aside, vacated, discharged or abandoned within fifteen (15) days after commencement; or
(i)	the Tenant fails to observe, perform and keep each and every one of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by the Tenant (other than payment of Rent) and persists in such failure after ten (10) days’ notice by the Landlord requiring that the Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than ten (10) days to rectify, unless the Tenant commences rectification within ten (10) days’ notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach);
it shall be deemed an “Event of Default” and the Landlord shall have the rights and remedies set forth in this Article 21, all of which are cumulative and not alternatives and not to the exclusion of any other or additional rights and remedies in law or equity available to the Landlord by statute or otherwise. No such remedy shall be exclusive or dependent upon any other such remedy, but the Landlord may from time to time exercise any one or more of such remedies independently or in combination.

21.2	Interest and Costs to Lease Space: The Tenant shall pay to the Landlord interest at a rate equal to five percent (5%) per annum over the prime rate charged by the Landlord’s principal banker to the Landlord, calculated and compounded monthly, upon all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. The Tenant shall indemnify the Landlord against all costs, charges (including legal fees) lawfully and reasonably incurred in enforcing payment thereof, and in obtaining possession of the Premises after an Event of Default or upon expiration or earlier termination of the Term of this Lease, or in enforcing any covenant, provision or agreement of the Tenant herein contained in respect of which an Event of Default has occurred.

21.3	Right of the Landlord to Perform Covenants: All covenants and agreements to be performed by the Tenant under any of the terms of this Lease shall be performed by the Tenant, at the Tenant’s sole cost and expense, and without abatement of Rent. If the Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue after notice from the Landlord in accordance with Section 20.1(i) for ten (10) days after such notice or any period after such notice allowed by Section 20.1(i), the Landlord may (but shall not be obligated so to do) perform such an act without waiving or releasing the Tenant from any of its obligations relative thereto, and in so doing to make any payments due or alleged to be due by the Tenant to the third parties and to enter upon the Premises to do any work or other things therein. All sums paid or costs incurred by the Landlord in so performing such acts under this Section 21.3, together with a fifteen percent (15%) administration fee shall be payable by the Tenant to the Landlord on demand and shall be recoverable by the Landlord as Rent.

21.4	Right to Distrain: Upon the occurrence of an Event of Default at the option of the Landlord, the following shall become fully and immediately due and payable by the Tenant and the Landlord may immediately distrain for the same, together with any arrears then unpaid:
(a)	the full amount of the current month’s and the next ensuing three months’ instalments of Base Rent,
(b)	all expenses incurred by the Landlord in performing any of the Tenant’s obligations under this Lease in respect of which an Event of Default has occurred, re-entering and re-letting, collecting sums due or payable by the Tenant, effecting seizure and realizing upon assets seized (including brokerage, legal fees and disbursements), and the expense of keeping the Premises in good order, repairing the same and preparing them for re-letting.

Upon the occurrence of an Event of Default, the Landlord may seize and sell such goods, chattels and equipment of the Tenant whether within the Premises or removed therefrom and may apply the proceeds thereof to all Rent and other payments to which the Landlord is then entitled under this Lease, and the Tenant waives or renounces the benefit of any present or future law taking away or limiting the Landlord’s right of distress on the property of the Tenant. Any such sale may be effected in the discretion of the Landlord by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another, all as the Landlord in its entire discretion may decide. If any of the Tenant’s property is disposed of as provided In this Section 21.4, ten (10) days’ prior notice to the Tenant of disposition shall be deemed to be commercially reasonable.

21.5	Right to Terminate — General: Upon the occurrence of an Event of Default pursuant to Section 21.1, the Landlord has the right to terminate this Lease forthwith by leaving upon the Premises Or by affixing to an entrance door to the Premises notice terminating the Lease and to immediately thereafter cease to furnish any services hereunder and enter into and upon the Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding.

Upon the giving by the Landlord of a notice in writing, terminating this Lease under this Section 21.5 or Section 21.6, this Lease and the Term shall terminate, Rent and any other payments for which the Tenant is liable under this Lease shall be computed, apportioned and paid in full to the date of such termination forthwith, and there shall immediately become due and payable those amounts payable pursuant to Section 21.10. Upon termination of this Lease and the Term, the Tenant shall immediately deliver up possession of the Premises to the Landlord, and the Landlord may forthwith re-enter and take possession of them.

21.6	Right to Terminate — Accelerated Rent: The Landlord may terminate this Lease at its sole option if and whenever there is an Event of Default pursuant to Sections 2 1.1(e) to (h). In the event that this Lease is terminated pursuant to this Section 21.6 the Tenant shall, in addition to meeting all the requirements of Section 21.5 forthwith pay to the Landlord rent for three (3) months next ensuing after the termination of this Lease as accelerated rent.

21.7	Right to Re-enter: Upon the occurrence of an Event of Default pursuant to Section 21.1, the Landlord has the right to enter the Premises, with or without canceling the Lease, as agent of the Tenant and as such agent to re-let them and to receive the rent therefor and as agent of the Tenant to take possession of any furniture or other property thereon and upon giving ten (10) days’ written notice to the Tenant to store the same at the expense and risk of the Tenant or to sell or otherwise dispose of the same at public or private sale without further notice and to apply the proceeds thereof and any rent derived from re-letting the Premises upon account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency if any.

21.8	Waiver of Exemption and Redemption: Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of the Tenant’s goods, chattels or trade fixtures on the Premises at any time during the continuance of the Term shall be exempt from levy by distress for Rent in arrears where there is an Event of Default, and upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to levying upon any such goods as are named as exempted in any such statute, the Tenant hereby waiving all and every benefit that could or might have accrued to the Tenant under and by virtue of any such statute but for this Lease where there is an Event of Default. The Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of the Tenant being evicted or dispossessed for any cause, or in the event of the Landlord obtaining possession of the Premises, by reason of the Event of Default.

21.9	Surrender: If and whenever the Landlord is entitled to or does re-enter in consequence of an Event of Default, the Landlord may terminate this Lease by giving notice thereof, and in such event the Tenant shall forthwith vacate and surrender the Premises and shall surrender all keys for the Premises to the Landlord at the place then fixed for payment of Rent, and shall inform the Landlord of all combinations of locks, safes and vaults, if any, in the Premises.

21.10	Payments: If in consequence of an Event of Default the Landlord shall re-enter or if this Lease shall be terminated hereunder, the Tenant shall pay to the Landlord on demand:
(a)	Rent up to the time of re-entry or termination, whichever shall be the earlier, plus accelerated rent as herein provided in Section 21.6 if that Section applies;
(b)	all expenses incurred by the Landlord in performing any of the Tenant’s obligations under this Lease in respect of which an Event of Default has occurred, re-entering or terminating and re-letting, collecting sums due and payable by the Tenant, realizing upon assets seized and the expense of keeping the Premises in good order, repairing the same and preparing them for re-letting; and
(c)	as damages for the loss of income of the Landlord expected to be derived from the Premises, the amounts (if any) by which the Rent which would have been payable under this Lease exceeds the aggregate of any accelerated rent under Section 20.7 and any payments received by the Landlord from other tenants in the Premises, payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated, or at the election of the Landlord by notice to the Tenant at or after re-entry or termination, a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Premises for the same period, established by reference to the terms and conditions upon which the Landlord re-lets them if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances; Rent and rental value being reduced to present worth at an assumed interest rate of ten percent (10%) on the basis of the Landlord’s estimates and assumptions of fact which shall govern unless shown to be erroneous.
ARTICLE 22 — HAZARDOUS SUBSTANCES
22.1	Landlord’s Covenants: The Landlord covenants:
(a)	that to the best of the Landlord’s knowledge the Building, the Premises and the Landlord are not the subject of any investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment; and
(b)	subject to the Tenant’s obligations hereunder, to take or cause to be taken all appropriate remedial action directed or required by any government authority having jurisdiction in the event of a violation of any environmental law or release of Hazardous Substances on, under, at or over the Premises or any other contamination of the Premises.
22.2	Tenant’s Covenants: The Tenant covenants and agrees that it will:
(a)	not bring or cause any Hazardous Substance to be brought onto the Lands or the Building or the Premises except in compliance with Environmental Law;
(b)	comply at all times and require all those for whom the Tenant is in law responsible to comply at all times with Environmental Law as it affects the Premises or the Tenant’s use of or activities on the Lands or Building;
(c)	give notice to the Landlord of the presence at any time during the Term of any Hazardous Substance on the Premises (or the Lands or the Building if such substance is in the control of the Tenant) together with such information concerning such Hazardous Substance and its presence on the Premises or the Lands or the Building as the Landlord may require;
(d)	give notice to the Landlord of any occurrence which might give rise to a duty under Environmental Law by either the Tenant or the Landlord with respect to the presence of any Hazardous Substance on the Premises (or the Lands or the Building if the Hazardous Substance is in the control of the Tenant) including, without limitation, notice of any discharge, release, leak, spill or escape into the environment of any Hazardous Substance at, to or from the Premises or the Lands or the Building;

(e)	at the Landlord’s request provide the Landlord with copies of all of the Tenant’s records with respect to the presence, storage, handling and disposal of Hazardous Substances on the Premises (or the Lands or the Building if the Hazardous Substance is in the control of the Tenant) including tank measurements, policies and procedures and evidence of compliance therewith;

(f)	in any case where the Tenant has given notice as to the presence of a Hazardous Substance at the Premises (or the Lands or the Building if the Hazardous Substance is in the control of the Tenant), or is required to give such notice, or where the Landlord has reasonable grounds to believe that any Hazardous Substance is going to be or has been brought to the Premises or the Lands or the Building by the Tenant or any person for whom the Tenant is in law responsible, to commission an environmental audit at the Tenant’s expense when required by the Landlord to do so;

(g)	comply with any investigative, remedial or precautionary measures required under Environmental Law or as reasonably required by the Landlord, be fully and completely liable to the Landlord for any and all investigation, clean up, remediation, restoration or monitoring costs or any costs incurred to comply with Environmental Law or any request by the Landlord that such measures be taken with respect to any Hazardous Substance brought onto the Lands by the Tenant or by those for whom it is responsible at law;

(h)	provide access to the Premises for the Landlord or its agents to conduct an environmental audit of the Premises, at the Tenant’s expense (if the Tenant is shown to be in default), at least two (2) months prior to the expiry of the Term of this Lease.
22.3	Tenant Indemnity: The Tenant will indemnify, hold harmless and defend the Landlord, its respective directors, officers, agents, employees, invitees and representatives from and against any and all losses, damages, expenses, claims, suits, costs and demands of whatsoever nature including, but not limited to, any Environmental Claims, directly or indirectly incurred, sustained or suffered by or asserted against any one or more of the Indemnified Parties and resulting from damages or injuries, caused by or arising out of any breach by the Tenant of these covenants, warranties and representations, including any default, act. omission, negligence in whole or in part, by those for whom in law the Tenant is responsible, except in all cases to the extent insured against by the Landlord or required by this Lease to be insured against by the Landlord, to which insurance costs the Tenant has contributed payment as part of the Occupancy Costs.

22.4	Inquiries by the Landlord: The Tenant hereby authorizes the Landlord to make inquiries from time to time of any government or governmental agency with respect to the Tenant’s compliance with the Environmental Law at the Premises, and the Tenant covenants and agrees that the Tenant will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information. The Landlord or its agent may inspect the Premises from time to time without notice, in order to verify the Tenant’s compliance with the Environmental Law and the requirements of this Lease respecting Hazardous Substance. If the Landlord suspects that the Tenant is in breach of any of its covenants herein, the Landlord and its agent shall be entitled to conduct an environmental audit immediately, and the Tenant shall provide access to the Landlord and its agent for the purpose of conducting an environmental audit. Such environmental audit shall be at the Landlord’s expense, unless the Tenant is in default under the provisions of Section 22.1 hereof, in which case the Tenant shall be responsible and liable for the environmental audit and all costs associated therewith, and the Tenant shall forthwith remedy any problems identified by the environmental audit, and shall ensure that it complies with all of its covenants herein. Upon request by the Landlord from time to time, the Tenant shall provide to the Landlord a certificate executed by a senior officer of the Tenant certifying ongoing compliance by the Tenant with its covenants contained herein.

22.5	Ownership of Hazardous Substances: If the Tenant shall bring or create upon the property of the Premises or the Lands any Hazardous Substance or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substance upon the Lands or the Premises then, notwithstanding any rule of law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation of the Hazardous Substance or the goods containing the Hazardous Substance to the Premises or the Lands and notwithstanding the expiry or earlier termination of this Lease.

22.6	Landlord’s Remedies upon Default: Upon the occurrence of an Event of Default under this Article 22, subject to Section 2 1.1(i), and in addition to the rights and remedies set forth elsewhere In this Lease, the Landlord shall be entitled to the following rights and remedies:
(a)	at the Landlord’s option, to terminate this Lease, and/or

(b)	to recover any and all damages associated with the material default, including without limitation, in addition to any rights reserved or available to the Landlord in respect of an early termination of this Lease, cleanup costs and charges, civil and criminal penalties and fees, loss of business and sales by the Landlord and other tenants of the Lands or the Building, any and all damages and claims asserted by third parties and the Landlord’s solicitors’ fees and costs.
ARTICLE 23 — MISCELLANEOUS
23.1	Relationship of Parties: Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that the Landlord does not in any way or for any purpose become a partner of the Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with the Tenant.

23.2	Name of Building: The Landlord shall have the right, after thirty (30) days’ notice to the Tenant, to change the name, number or designation of the Building, during the Term without liability to the Tenant.

23.3	Applicable Law and Construction: This Lease shall be governed by and construed under the laws of the laws of the Province of British Columbia and the laws of Canada applicable therein, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against the Landlord or the Tenant. The words the Landlord and the Tenant shall include the plural as well as the singular. Time is of the essence of the Lease and each of its provisions. The captions of the Articles and Sections are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

23.4	Entire Agreement: There are no terms and conditions with respect to the Premises, the Lands or the Building which at the date of execution of this Lease are additional or supplemental to those set out on the pages of this Lease, and in the Schedules which are attached hereto and which form part of this Lease. This Lease contains the entire agreement between the parties hereto with respect to the Premises, the Lands or the Building. The Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty with respect to the Premises, the Lands or the Building except such as is set out in this Lease. Delivery of an unsigned copy of this Lease to the Tenant, notwithstanding insertion of all particulars in the Lease and presentation of any cheque or acceptance of any monies by the Landlord given by the Tenant as a deposit, does not constitute an offer by the Landlord, and no contractual or other legal right shall be created between the parties hereto until this Lease has been fully executed by both parties and delivery has been made of an executed copy of this Lease to the Tenant.

23.5	Amendment or Modification: Unless otherwise specifically provided in the Lease, no amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

23.6	Construed Covenants and Severability: All of the provisions of the Lease are to be construed as covenants and agreements as though the word importing such covenants and agreements were used in each separate Article and Section hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

23.7	No Implied Surrender or Waiver: No provisions of this Lease shall be deemed to have been waived by a party unless such waiver is in writing signed by the other party. A party’s waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Failure of a party to insist upon strict performance of any of the covenants or conditions of this Lease or to exercise any right herein contained shall not be construed as a waiver or relinquishment for the future of any such covenant, condition or right. The Landlord’s receipt of Rent with a knowledge of a breach by the Tenant of any term or condition of the Lease shall not be deemed a waiver of such term or condition. No act or thing done by a party, its agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing and signed by the Landlord and the Tenant. The delivery of keys to any of the Landlord’s agents or employees shall not operate as a termination of the Lease or a surrender of the Premises. No payment by the Tenant, or receipt by the Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque, or payment as Rent, be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord’s right to recover the balance of such Rent or pursue any other remedy available to the Landlord.

23.8	Liability Joint/Several: In the event there is more than one entity or person which or whom are parties constituting the Landlord or the Tenant under this Lease, the obligation imposed upon such parties under this Lease shall be joint and several.

23.9	Unavoidable Delay: Save and except for the obligations of the Tenant as set forth in this Lease to pay Base Rent, Occupancy Costs, increased rent or other monies to the Landlord, and the Landlord’s obligations to provide quiet enjoyment to the Tenant, if either party shall fail to meet its obligations hereunder within the time prescribed and such failure shall be caused or materially contributed to by Force Majeure, such failure shall be deemed not to be a breach of the obligations of such party hereunder and neither party shall be entitled to compensation from the other for any inconvenience, nuisance or discomfort thereby occasioned, provided that the party claiming Force Majeure shall use reasonable diligence to put itself in a position to carry out Its obligations hereunder, and the time for performance of such obligations shall be extended by the length of time by which performance is delayed by Force Majeure.

23.10	Survival of Obligations: If either Party is in default of any of its obligations under this Lease at the time this Lease expires or is terminated:
(a)	such party shall remain fully liable for the performance of such obligations; and
(b)	all of the other party’s rights and remedies in respect of such failure shall remain in full force and effect, all of which shall be deemed to have survived such expiration or termination of this Lease. Every indemnity, exclusion or release of liability and waiver of subrogation contained In this Lease or in any of the Tenant or the Landlord’s insurance policies shall survive the expiration or termination of this Lease.

23.11	No Option The submission of this Lease for examination does not constitute a reservation of or option to lease for the Premises and this Lease becomes effective as a lease only upon execution and delivery thereof by the Landlord and the Tenant

23.12	References to Statutes: Any reference to a statute in this Lease includes a reference to all regulations made pursuant to such statute, all amendments made to such statute and regulations in force from time to time and to any statute or regulation which may be passed and which has the effect of supplementing or superseding such statute or regulations.

23.13	Counterparts and Execution by Fax: This Lease may be executed by the parties in separate counterparts each of which when so executed and delivered to all of the parties shall be deemed to be and shall be read as a single Lease among the parties. In addition, execution of this Lease by any of the parties may be evidenced by way of a faxed or electronic transmission of such party’s signature (which signature may be by separate counterpart), or a photocopy of such faxed or electronic transmission, and such faxed or electronic signature, or photocopy of such faxed or electronic signature, shall be deemed to constitute the original signature of such party to this Lease.

23.14	No Contra Proferentem: This Agreement has been negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties by reason of the authorship of any of the provisions of this Agreement.

23.15	Binding Effect: All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and permitted assigns of the said parties. No rights, however, shall ensure to the benefit of any Transferee of a party unless the Transfer to such Transferee has been affected in accordance with the provisions of this Lease.

               IN WITNESS WHEREOF the Landlord and the Tenant have executed this Lease as of the day and year first above written.

BIG BEND EQUITIES INC. (LANLORD)

Per:	/s/ illegible

Per:

Name & Title:

I/We have the authority to bind the corporation.

LULULEMON ATHLETICA INC. (TENANT)

Per:	/s/ Christopher Ng

Per:

Name & Title:

I/We have the authority to bind the corporation.